Exhibit 10.1

Execution Version

SuRo capital CORP.

NOTES PURCHASE AGREEMENT

Dated as of August 6, 2024

To the Purchaser listed in the signature page:

Ladies and Gentlemen:

The undersigned, SuRo Capital Corp., a Maryland corporation (the “Corporation”), hereby agrees with you as follows:

1.       AUTHORIZATION; SALE AND PURCHASE OF NOTES

1.1.       Authorization of Notes. The Corporation has duly authorized the issuance and sale of up to a maximum of $75,000,000 in aggregate principal amount of its 6.50% Convertible Notes due 2029 (the “Notes”) to the purchaser listed in the signature page attached hereto (the “Purchaser”), pursuant to a private offering, the terms of which are described herein. On the date hereof, the Corporation and the Purchaser are entering into this Notes Purchase Agreement (the “Agreement” and, together with any other agreements entered into in connection herewith, the “Transaction Documents”), in connection with each closing of the sale of the Notes (as described in Section 3 of the Agreement), by and between the Corporation and the Purchaser in connection with the transactions contemplated by this Agreement (collectively, the “Transactions”).

1.2.       Sale and Purchase of the Notes. Subject to the terms and conditions herein provided, the Corporation hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Corporation, at the applicable Closing Date (as defined in Section 3.1) provided for in Section 3:

(i)       the Initial Notes (as defined in Section 1.3), and

(ii)       the Additional Notes (as defined in Section 1.3), as specified in each Notice (as defined in Section 1.3),

in each case at a purchase price equal to 97.00% of the principal amount thereof (the “Purchase Price”).

The Purchaser understands and acknowledges that it has made its own review of the investment merits and risks of the Notes.

1.3.       As of the date hereof, the Corporation agrees to issue and sell, and the Purchaser agrees to purchase, up to $25,000,000 in aggregate principal amount of the Notes (the “Initial Notes”). Thereafter, upon the mutual agreement of the Corporation and the Purchaser, the Corporation may issue additional Notes for sale in subsequent offerings (the “Additional Notes”), or issue additional notes with modified pricing terms (the “New Notes”), in the aggregate for both the Additional Notes and the New Notes, up to a maximum of $50,000,000 in one or more private offerings.

(i)       In the event the Corporation wishes to issue any Additional Notes, the Corporation shall provide the Purchaser with a written request (a “Notice”), which Notice shall detail the aggregate principal amount of the Additional Notes which the Corporation would like to offer to the Purchaser and the proposed Additional Closing Date (as defined in Section 3.1) with respect thereto (which Additional Closing Date shall not be less than five (5) business days after the date of receipt by Purchaser of such Notice). The Purchaser shall, no less than five (5) business days prior to the proposed Additional Closing Date of such Additional Notes, notify the Corporation of its intent to exercise its option to purchase Additional Notes under this Section 1.3 (and any failure of the Purchaser to provide any such notice shall be deemed the Purchaser declining such offer).

(ii)       In the event the Corporation wishes to issue New Notes, the Corporation shall provide the Purchaser with a Notice detailing the aggregate principal amount and terms of the New Notes which the Corporation would like to offer to the Purchaser and the proposed Additional Closing Date (as defined in Section 3.1) with respect thereto (which Additional Closing Date shall not be less than five (5) business days after the date of receipt by Purchaser of such Notice). The Purchaser shall, no less than five (5) business days prior to the proposed Additional Closing Date of such New Notes, notify the Corporation of its intent to exercise its option to purchase Additional Notes under this Section 1.3 (and any failure of the Purchaser to provide any such notice shall be deemed the Purchaser declining such offer).

1.4.       The Notes will be the Corporation’s direct unsecured obligations and will rank pari passu, or equal, with any outstanding existing or future unsecured, unsubordinated indebtedness. The Notes will be junior in right of payment to any existing or future secured credit facility; provided, however, that if the Corporation enters into a future credit facility senior in right of payment to the Notes (including any secured indebtedness) (the “Other Indebtedness”), the interest on the outstanding principal amount of the Notes as provided in Section 2.1 of this Agreement shall increase, as of the date of the incurrence of such Other Indebtedness, to 7.00% per annum.

2.       INTEREST PAYMENTS; MATURITY; CONVERSION OF NOTES

2.1.       Subject in all cases to Section 1.4 hereof, the Corporation shall pay interest on the outstanding principal amount of the Notes at the rate of 6.50% per annum on March 30, June 30, September 30, and December 30 of each year (or (x) if such day is not a business day without including the additional days elapsed in the computation of the interest payable on such next succeeding business day; and (y) any payment of principal of any Note (including principal due on the Maturity Date (as defined below) of such Note) that is due on a date that is not a business day shall be made on the next succeeding business day and shall include the additional days elapsed in the computation of interest payable on such next succeeding business day), then on the next succeeding business day), beginning September 30, 2024 (each, an “Interest Payment Date”). Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month.

The outstanding principal amount of Notes, together with all accrued but unpaid interest thereon, shall be due and payable in full on August 14, 2029 (the “Maturity Date”). The Corporation shall not be permitted to prepay all or any portion of the Notes other than pursuant to a redemption made in accordance with the provisions of Section 2.3 hereof.

2.2.       The issued and outstanding Notes (including, without limitation, all principal and interest with respect thereto) will be convertible, in whole or in part, into shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), with such conversion and settlement election being solely at the election of the Purchaser in accordance with the terms set forth herein. The Common Stock issuable upon the conversion of the Notes has been duly authorized by the Corporation and, when issued and authenticated, will have been duly executed, issued and delivered and will constitute valid and legally binding agreements of the Corporation enforceable against the Corporation in accordance with their terms, general shareholder rights and general equitable principles (whether considered in a proceeding in equity or at law). Upon execution and delivery of the Notes by the Corporation, any Common Stock issuable upon conversion of the Notes shall have been duly authorized and reserved by the Corporation for issuance upon conversion of the Notes and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable and shall be free and clear of all liens, security interests and other encumbrances, and the issuance of any such Common Stock will not be subject to any preemptive, participation, rights of first refusal or other similar rights.

The issued and outstanding Notes will initially be convertible into Common Stock at a price of $7.75 per share (as will adjust pursuant to adjustments in the Conversion Rate (as defined in Appendix A) pursuant to the terms set forth in Appendix A hereto, the “Conversion Price”), subject to the terms set forth in Appendix A hereto. The Purchaser may elect to convert any issued and outstanding Notes in multiple tranches in denominations of $3,000,000.00. Notwithstanding anything to the contrary contained herein, in no event will the Corporation issue in the aggregate more than 4,652,222 shares of Common Stock, which amount constitutes 19.9% of the Corporation’s total shares of Common Stock outstanding as of the date of this Agreement, in connection with any conversion of the Notes (the “Nasdaq Issuance Limitation”).

2.3.       Optional Redemption. No sinking fund is provided for the Notes. At any time on or after August 6, 2027, and from time to time, but subject to the provisions of this Agreement (including, without limitation, Section 2.4 hereof) the Corporation may redeem (an “Optional Redemption”) for cash all or any portion of the Notes, at the Redemption Price (as defined below), if (i) the closing sale price of the Common Stock on the Nasdaq Global Select Market (the “Closing Sale Price”) is equal to or greater than 150% of the Conversion Price in effect on the given trading day for any fifteen (15) trading days (whether or not consecutive) during the period of any twenty (20) consecutive trading days (including the last trading day of such period) ending within the thirty (30) trading days immediately preceding the date on which the Corporation provides the Redemption Notice (as defined below) in accordance with Section 2.4, (ii) no public announcement of a pending, proposed or intended Fundamental Change (as defined below) shall have occurred which has not been abandoned, terminated or consummated, and (iii) there shall not have occurred and there shall not exist an Event of Default (as defined below) or an event that with the passage of time or giving of notice would constitute an Event of Default. For purposes hereof, the “Redemption Price” shall be an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest thereon. “Fundamental Change” means either of the following events has occurred: (i) a Change in Control (as defined below) or (ii) the Common Stock (or other common stock into which the Notes are convertible) ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or the announcement by any such exchange on which the Common Stock (or other common stock) is trading that the Common Stock (or other common stock) will no longer be listed or admitted for trading and will not be immediately relisted or readmitted for trading on any of the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).

For purposes of this Agreement, a “Change in Control” will be deemed to have occurred if any of the following occurs after the date of this Agreement: (a) any “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of the Corporation’s voting stock representing 50% or more of the total voting power of all outstanding classes of the Corporation’s voting stock entitled to vote generally in elections of directors, or has the power, directly or indirectly, to elect a majority of the Board of Directors of the Corporation (the “Board of Directors”); (b) the consummation of: (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation, merger or similar transaction involving the Corporation pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any person other than one of the Corporation’s wholly owned Subsidiaries; provided, however, that a transaction described in clause (ii) immediately above pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of the Corporation’s voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “Change of Control” pursuant to this clause (b); (c) the first day on which a majority of the members of the Board of Directors are not Continuing Directors (as defined below); or (d) the holders of capital stock of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation (whether or not in compliance with this Agreement); provided, however, that a “Change of Control” shall not be deemed to have occurred pursuant to clause (b) of the definition of “Change of Control” above if at least 90% of the consideration paid for the Common Stock in the relevant transaction or transactions, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors), or will be so traded immediately following such transaction, and, as a result therefrom, such consideration becomes Reference Property (as defined below) for the Notes. A “Continuing Director” means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of this Agreement, or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election. “Reference Property” refers to the cash, securities, or other property which holders of the outstanding Common Stock are entitled to receive in exchange for their shares of Common Stock. “Subsidiary” of person or entity (a “Person”) means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Corporation.

2.4.       Notice of Optional Redemption.

(i)       In case the Corporation wishes to exercise its Optional Redemption right to redeem all or, as the case may be, any portion of the Notes pursuant to Section 2.3, it shall fix a date for redemption (each, a “Redemption Date”) and it shall deliver a notice of such Optional Redemption (a “Redemption Notice”) not less than thirty (30) calendar days nor more than seventy (70) calendar days prior to the Redemption Date to the Purchaser. The Redemption Date must be a business day.

(ii)       The Redemption Notice, if given in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Purchaser receives such notice. In any case, failure to give such Redemption Notice or any defect in the Redemption Notice to the Purchaser of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

(iii)       Each Redemption Notice shall specify:

(A)       the Redemption Date;

(B)       the Redemption Price;

(C)       that on the Redemption Date, the Redemption Price will become due and payable upon each Note to be redeemed, and that interest thereon, if any, shall, once paid, cease to accrue on and after the Redemption Date (provided, for the avoidance of doubt, any interest not paid when due shall continue to accrue);

(D)       the place or places where such Notes are to be surrendered for payment of the Redemption Price;

(E)       that the Purchaser may surrender all or any portion of its Notes for conversion at any time prior to the close of business on the business day immediately preceding the Redemption Date;

(F)       the then-applicable Conversion Rate;

(G)       the CUSIP, ISIN or other similar numbers, if any, assigned to such Notes; and

(H)       in case any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and on and after the Redemption Date, upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion thereof shall be issued.

A Redemption Notice shall be irrevocable. After the Corporation has delivered a Redemption Notice, the Purchaser will have the right to receive payment of the Redemption Price for its Notes on the later of (i) the Redemption Date and (ii) delivery of its Notes to the Corporation (acting as paying agent); provided, however, that, until the close of business on the business day immediately preceding such Redemption Date, the Purchaser may convert all or part of its Notes, regardless of whether they have been delivered to the Corporation (acting as paying agent) for redemption, by complying with the requirements for conversion set forth in this Agreement, including Appendix A.

2.5.       Payment of Notes Called for Redemption.

(a)       If any Redemption Notice has been given in respect of the Notes in accordance with Section 2.4, the Notes shall become due and payable on the Redemption Date at the place or places stated in the Redemption Notice and at the applicable Redemption Price. On presentation and surrender of the Notes at the place or places stated in the Redemption Notice, the Notes shall be paid and redeemed by the Corporation at the applicable Redemption Price.

(b)       Prior to 11:00 a.m. New York City time on the Redemption Date, the Corporation shall segregate and hold in trust an amount of cash (in immediately available funds if deposited on the Redemption Date) sufficient to pay the Redemption Price of all of the Notes to be redeemed on such Redemption Date. Subject to receipt of funds by the trust, payment for the Notes to be redeemed shall be made on the Redemption Date for such Notes.

2.6.       Cash Payment. If, pursuant to the Nasdaq Issuance Limitation, the Corporation is unable to issue shares of Common Stock to the Purchaser in connection with any conversion pursuant to this Section 2, then the Corporation shall pay to the Purchaser, within one (1) business day of the Conversion Date (as defined below), a cash amount equal to the product of (a) the number of shares of Common Stock issuable upon such conversion to the Purchaser in excess of the Nasdaq Issuance Limitation and (b) the three-day volume-weighted average price of the Corporation’s Common Stock on the Nasdaq Global Select Market as of the Conversion Date (such amount, the “Conversion Cap Cash Payment”).

3.       CLOSINGS.

3.1.       Time and Place of the Closings. Subject to Section 4 hereof, payment of the Purchase Price for and delivery of the Initial Notes shall be made at the address of counsel to the Corporation as specified in Section 7.3 of this Agreement, or at such other place or in such other manner as may be agreed upon by the Corporation and the Purchaser, at 10:00 a.m., New York time, on or about August 14, 2024 (the “Initial Closing Date”). Subject to Section 4 hereof, payment of the Purchase Price for and delivery of the Additional Notes pursuant to Section 1.3 shall be made at the address of counsel to the Corporation as specified in Section 7.3 of this Agreement, or at such other place or in such other manner as may be agreed upon by the Corporation and the Purchaser, at such time and date as the Purchaser and the Corporation mutually agree and as specified in the Notice(s) delivered pursuant to the Purchaser’s exercise of its right to purchase such Additional Notice (each, an “Additional Closing Date”, and together with the Initial Closing Date, herein referred to as a “Closing Date” or “Closings Dates”).

3.2.       Delivery of and Payment for the Notes. Subject to Section 4 hereof, at each Closing Date, the Corporation shall deliver to the Purchaser a definitive Note bearing an appropriate restricted securities legend, against payment in full by the Purchaser on such Closing Date of the Purchase Price therefor by wire transfer of immediately available funds for credit to the account set forth in Appendix B hereto, or such other account as the Corporation shall direct in writing on or prior to such Closing Date.

3.3.       Failure of the Corporation to Deliver. If at any Closing the Corporation shall fail to tender any Note to the Purchaser as provided above, or any of the conditions specified in Section 4 shall not have been fulfilled to the Purchaser’s reasonable satisfaction, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement with respect to such Closing, without thereby waiving any rights the Purchaser may have by reason of such failure by the Corporation to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to the Purchaser’s reasonable satisfaction.

4.       CONDITIONS TO CLOSINGS

4.1.       Conditions to the Purchaser’s Obligations. The Purchaser’s obligation to purchase and pay for the Notes to be sold on each Closing Date is subject to the fulfillment, to the Purchaser’s satisfaction, prior to or on such Closing Date, of the following conditions:

(a)       With respect to any Additional Notes, the Purchaser has agreed to purchase such Additional Notes.

(b)       The representations and warranties of the Corporation herein shall be true and correct in all respects as of the date when made and as of each Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Corporation shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required hereby to be performed, satisfied or complied with by the Corporation at or prior to each Closing Date.

(c)       Any authorizations, consents, commitments, agreements, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any federal, state or local court or governmental or regulatory agency or authority or applicable stock exchange or trading market (any such court, agency, authority, exchange or market, a “Governmental Authority”) required for the consummation of the Transactions shall have been obtained or filed or shall have occurred and any such orders shall have become final, non-appealable orders. Each of the Corporation and the Purchaser agrees to use commercially reasonable efforts to take all actions, if any, and to do all things necessary, proper or advisable, if any, to obtain any applicable authorizations, consents, orders and approvals of all Governmental Authorities necessary for the Corporation to sell the Notes on each Closing Date on terms consistent with the terms set forth in this Agreement.

(d)       The Corporation shall have executed and delivered to the Purchaser each of the Transaction Documents, as well as:

(i)       an Officer’s Certificate, dated as of the Initial Closing Date in the case of the Initial Notes, and dated as of each Additional Closing Date in the case of the Additional Notes, certifying that the conditions specified in Sections 4.1(b) and (c) have been fulfilled and that the representations and warranties contained in Section 5.1 are true and correct, with the same force and effect as though expressly made and fulfilled, as applicable, at and as of each Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date); and

(ii)       a certificate of the Corporation’s Secretary, dated as of the Initial Closing Date in the case of the Initial Notes, and dated as of each Additional Closing Date in the case of the Additional Notes, certifying as to (i) the resolutions attached thereto, and other corporate proceedings, relating to the authorization, execution and delivery of the Notes, this Agreement and the Transactions contemplated hereby and (ii) the Corporation’s organizational documents as then in effect.

(e)       Changes in Corporate Structure. As of the applicable Closing Date, the Corporation shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.1(g).

(f)       BDC Status. As of the date of the applicable Closing Date, the Corporation shall not have withdrawn its election to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”).

(g)       Funding Instructions. At least one (1) business day prior to the applicable Closing Date, the Purchaser shall have received written instructions from a responsible officer of the Corporation specifying (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number, and (iii) the account name and number into which the purchase price for the Notes is to be deposited. The Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Corporation, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two (2) business days prior to the applicable Closing Date. If the Purchaser delivers a micro deposit, a responsible officer of the Corporation must verbally verify the receipt and amount of the micro deposit to the Purchaser on a telephone call initiated by the Purchaser prior to the closing of the relevant Transaction (the “Closing”). The Corporation shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes.

(h)       No Default. Before and after giving effect to the issue and sale of the Notes at the applicable Closing Date, no Default (as defined below) or Event of Default shall have occurred and be continuing. For purposes of this Agreement, a “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

(i)       Proceedings and Documents. All corporate and other proceedings in connection with the Transactions contemplated by this Agreement and all documents and instruments incident to such Transactions shall be reasonably satisfactory to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser may reasonably request.

(j)       Compliance with Laws, Etc. On the date of the applicable Closing, the issuance of the applicable Notes by the Corporation and the Purchaser’s purchase of such Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which the Corporation and the Purchaser is subject, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System), and (c) not subject the Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by the Purchaser, the Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as the Purchaser may reasonably specify to enable the Purchaser to determine whether such purchase is so permitted.

4.2.       Conditions to the Corporation’s Obligations. The obligations of the Corporation hereunder are subject to the accuracy, as of the date hereof and as of each Closing Date, of the representations and warranties of the Purchaser contained herein and to the performance by the Purchaser of its obligations hereunder and to each of the following additional terms and conditions:

(a)       The Purchaser shall have received any and all necessary approvals from all Governmental Authorities necessary for the purchase by the Purchaser of the Notes as the case may be, pursuant to this Agreement, and any and all applicable waiting periods upon which such approvals are conditioned shall have expired.

(b)       The Purchaser shall have delivered to the Corporation the Purchase Price for the Notes being purchased, by the Initial Closing Date in the case of the Initial Notes, and by each Additional Closing Date in the case of the Additional Notes, by wire transfer of immediately available funds pursuant to the wire instructions provided by the Corporation.

5.       REPRESENTATIONS AND WARRANTIES

5.1.       Representations and Warranties of the Corporation. The Corporation represents and warrants to, and agrees with the Purchaser that as of the date hereof and as of each Closing Date:

(a)       Permits and Licenses. The Corporation and each of the Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, any governmental entities that are required in order to carry on its business as presently conducted and that are material to the business of the Corporation and its Subsidiaries, except where the failure to have such permits, licenses, authorizations, orders and approvals or the failure to make such filings, applications and registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below); and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Corporation and the Subsidiaries, as applicable, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current.

(b)       Capitalization; Subsidiaries.

(i)       The authorized Capital Stock (as defined below) of the Corporation consists of 100,000,000 shares of Common Stock and 0 shares of preferred stock (the “Preferred Stock”). As of the close of business on August 5, 2024, 23,378,002 shares of Common Stock and 0 shares of Preferred Stock were issued and outstanding. As of August 5, 2024, an aggregate of 426,240 shares of Common Stock are issuable under the Corporation’s Amended and Restated 2019 Equity Incentive Plan. The Corporation has duly reserved up to 4,652,222 shares of Common Stock for issuance upon the conversion of the Notes (the shares of Common Stock issuable upon the full or any partial conversion of the Notes are hereinafter referred to as the “Conversion Shares”). The Conversion Shares, when issued upon conversion of the Notes in accordance with such Note’s terms, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. No shares of the Corporation’s Capital Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Corporation. The Organizational Documents (as defined below) on file on the U.S. Securities and Exchange Commission’s (the “SEC’s”) EDGAR website are true and correct copies of the Organizational Documents, as in effect as of the Closing Date. The Corporation is not in violation of any provision of its Organizational Documents. The Corporation has never been an issuer subject to Rule 144(i) under the Securities Act of 1933, as amended (the “Securities Act”). For purposes hereof, the term (x) “Capital Stock” means the Common Stock, the Preferred Stock, and any other classes of shares in the capital stock of the Corporation, and (y) “Organizational Documents” means, collectively, the Corporation’s Articles of Amendment and Restatement, as amended, and bylaws, or any Subsidiary’s organizational and governing documents, as applicable.

(ii)       Schedule 5.1B (as may be updated by the Corporation from time to time) of this Agreement contains (except as noted therein) complete and correct lists, as of the date of the applicable Closing, of the Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Corporation, of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.1B as being owned by the Corporation have been validly issued, and, to the extent applicable, are fully paid and non-assessable and are owned by the Corporation free and clear of any lien that is prohibited by this Agreement. No Subsidiary has any outstanding stock options, warrants or other instruments pursuant to which such Subsidiary may at any time or under any circumstances be obligated to issue any shares of its capital stock or other equity interests.

(iii)       Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iv)       No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Corporation.

(v)       Neither the Corporation nor any Subsidiary is bound by any agreement or arrangement pursuant to which it is obligated to register the sale of any securities under the Securities Act. There are no outstanding securities of the Corporation or any of the Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Corporation or any Subsidiary is or may become bound to redeem or purchase any security of the Corporation or any Subsidiary. There are no outstanding securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes or the Conversion Shares. Neither the Corporation nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(vi)       The issuance and sale of any of the Notes or Conversion Shares will not obligate the Corporation to issue shares of Common Stock or other securities, or to satisfy any related contractual obligations, to any other Person, and will not result in the adjustment of the exercise, conversion, exchange, or reset price of any outstanding securities.

(vii)       As of the date of this Agreement, the Corporation has capacity under the rules and regulations of the Nasdaq Stock Market to issue up to 4,652,222 shares of Common Stock (or securities convertible into or exercisable for Common Stock) to the Purchaser without obtaining the approval of the holders of a majority of the outstanding shares of the Corporation’s voting stock.

(c)       Disclosure. The Purchaser has reviewed the documents provided to the Purchaser from the Corporation and filings made by the Corporation with the SEC relating to the Transaction (such documents and filings, the “Disclosure Materials”). As of the date hereof, each of the documents comprising a part of the Disclosure Materials, when such documents are considered together as a whole, did not contain or will not contain any untrue statement of material fact or omitted to state or will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)       Private Offering. Neither the Corporation nor anyone acting on its behalf has offered the Notes or any substantially similar debt securities for sale to, or solicited any offer to buy the Notes or any substantially similar debt securities from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchaser, which has been offered the Notes at a private sale for investment. Neither the Corporation nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

(e)       The Corporation and each Subsidiary (i) has been duly incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation, (ii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified would not reasonably be expected to result in any material adverse change in the condition, financial or otherwise, or in the earnings or business affairs of the Corporation, or which would not reasonably be expected to materially and adversely affect the assets or properties of the Corporation, or which would not reasonably be expected to materially and adversely affect the ability of the Corporation to perform its obligations under the Transaction Documents (individually or in the aggregate, a “Material Adverse Effect,” except that the mere filing of any action, claim, suit or order relating to any actual or threatened litigation involving the Corporation or any of its employees after the date of this Agreement (rather than the actual facts and circumstances underlying such action, claim, suit or order) shall not be deemed a Material Adverse Effect), and (iii) has all corporate power and authority necessary to own or hold its respective properties and to conduct the businesses in which it is currently engaged.

(f)       This Agreement, the Notes and the other Transaction Documents (i) have been duly authorized by the Corporation and, with respect to the Notes, when issued and authenticated, (ii) have been duly executed, issued and delivered and will constitute valid and legally binding agreements of the Corporation enforceable against the Corporation in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Common Stock issuable upon the conversion of the Notes has been duly authorized by the Corporation and, when issued and authenticated, will have been duly executed, issued and delivered and will constitute valid and legally binding agreements of the Corporation enforceable against the Corporation in accordance with their terms, general shareholder rights and general equitable principles (whether considered in a proceeding in equity or at law). Upon execution and delivery of the Notes by the Corporation, any Common Stock issuable upon conversion of the Notes shall have been duly authorized and reserved by the Corporation for issuance upon conversion of the Notes and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable and shall be free and clear of all liens, security interests and other encumbrances, and the issuance of any such Common Stock will not be subject to any preemptive, participation, rights of first refusal or other similar rights.

(g)       Authorization, Etc. The execution, delivery and performance of this Agreement and the other Transaction Documents, the issuance and sale of the Notes in the manner contemplated hereby, and the consummation of the Transactions, will not (i) conflict with or constitute a violation of, or default (with the passage of time or the delivery of notice) under, (A) any bond, debenture, note or other evidence of indebtedness, or any agreement, lease, franchise, license, permit, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Corporation is a party or by which it or its property is bound, where such conflict, violation or default would reasonably be expected to have a Material Adverse Effect, or (B) any law, administrative regulation, ordinance or judgment, order or decree of any court or governmental agency, arbitration panel or authority binding upon the Corporation or any of its property, where such conflict, violation or default could reasonably be expected to have a Material Adverse Effect, or (ii) violate any of the provisions of the Corporation’s Articles of Amendment and Restatement, as amended, or the Corporation’s Second Amended and Restated Bylaws; and no consent, approval, authorization or order of, or filing or registration with any person (including, without limitation, any such court or governmental agency or body) is required for the consummation of the Transactions by the Corporation, except such as may be required under state securities laws or the Securities Act.

(h)       Financial Statements. The Corporation’s audited financial statements (including the related notes), as presented in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2023 (the “Form 10-K”), and the Corporation’s financial statements (including the related notes), as presented in the Corporation’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2024, present fairly, in all material respects, the financial condition and results of operations of the Corporation and the Subsidiaries at the dates and for the periods indicated, and have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.

(i)       Senior Securities. The Form 10-K describes the outstanding “senior securities” (as that term is defined in the 1940 Act) representing indebtedness of the Corporation and its Subsidiaries, and since the date specified there, there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the indebtedness of the Corporation or its Subsidiaries. As of the date hereof, neither the Corporation nor any of its Subsidiaries is in default, and no waiver of default is currently in effect in the payment of any principal or interest on any “senior securities” representing indebtedness of the Corporation or its Subsidiaries. Further, to the knowledge of the Corporation and its Subsidiaries, no event or condition exists with respect to any “senior securities” representing indebtedness of the Corporation or its Subsidiaries that would permit (or that with notice or the lapse of time, or both, would permit) one or more persons to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(j)       Neither the Corporation nor any Subsidiary has changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.1(h).

(k)       Proceedings.

(i)       No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions is in effect nor has any action been filed or is any proceeding pending that seeks any such event.

(ii)       There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Corporation, threatened against or affecting the Corporation or any Subsidiary or any property of the Corporation or any Subsidiary in any court or before or by any governmental authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)       To its knowledge, the Corporation is in compliance with all applicable laws, rules, regulations, orders, decrees and judgments applicable to it, including, without limitation, the 1940 Act and the rules promulgated thereunder, all applicable local, state and federal environmental laws and regulations, the provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the applicable federal and state banking laws, rules and regulations (collectively, the “Applicable Laws”), except where failure to be so in compliance would not reasonably be expected to have a Material Adverse Effect. Neither the Corporation nor any Subsidiary has received any notice of purported or actual non-compliance with Applicable Laws, except to the extent it would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Corporation nor any Subsidiary has received any communication from any Governmental Authority threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization.

(m)       The Corporation maintains insurance (issued by insurers of recognized financial responsibility) of the types, against such losses and in the amounts, with such insurers and subject to deductibles and exclusions as are customary in the Corporation’s industry and otherwise reasonably prudent, including, without limitation, insurance covering all real and personal property owned or leased by the Corporation against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

(n)       Use of Proceeds; Margin Regulations. The Corporation will apply the proceeds of the sale of the Notes hereunder to repay outstanding indebtedness, make investments in accordance with the Corporation’s investment objective and investment strategy and for other general corporate purposes of the Corporation and its Subsidiaries. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Corporation in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Corporation and its Subsidiaries and the Corporation does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

(o)       1940 Act.

(i)       Status as a BDC. The Corporation has elected to be regulated as a “business development company” within the meaning of the 1940 Act and has elected to be treated, and qualifies as, a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)       Compliance with 1940 Act. The business and other activities of the Corporation and its Subsidiaries, including the issuance of the Notes hereunder, the application of the proceeds and repayment thereof by the Corporation and the consummation of the Transactions contemplated by this Agreement do not result in a violation or breach in any material respect of the provisions of the 1940 Act or any rules, regulations or orders issued by the SEC thereunder, in each case that are applicable to the Corporation and its Subsidiaries.

(iii)       Compliance with Investment Policies. The Corporation is in compliance in all material respects with its investment policies.

(iv)       Asset Coverage Ratio. The Corporation’s asset coverage ratio will not at any time be less than the statutory requirements then applicable to the Corporation.

(p)       Taxes. The Corporation and its Subsidiaries have filed all federal and state income and other material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Corporation or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Corporation knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Corporation and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate in all material respects. The U.S. federal income tax liabilities of the Corporation and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2023.

(q)       Title to Property; Leases. The Corporation and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.1(h) or purported to have been acquired by the Corporation or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business or as permitted by this Agreement), in each case free and clear of liens prohibited by this Agreement.

(r)       Existing Indebtedness; Future Liens.

(i)       Schedule 5.1R (as may be updated by the Corporation from time to time and delivered to the Purchaser) sets forth a complete and correct list of all outstanding material indebtedness of the Corporation and its Subsidiaries (“Material Indebtedness”) as of the date of this Agreement (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any guaranty thereof), since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Material Indebtedness. The Corporation is not in default in the payment of any principal or interest on any Material Indebtedness and, to the knowledge of the Corporation, no event or condition exists with respect to any Material Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more persons to cause such Material Indebtedness, as applicable, to become due and payable before its stated maturity or before its regularly scheduled dates of payment. The provisions of this clause (i) shall not apply to any indebtedness consisting of repurchase agreements or other indebtedness incurred in the ordinary course of business and secured solely by U.S. Treasury securities.

(ii)       Except as disclosed in Schedule 5.1R (as may be updated by the Corporation from time to time and delivered to the Purchaser), neither the Corporation nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a lien that secures indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a lien that secures indebtedness. The provisions of this clause (ii) shall not apply to any indebtedness consisting of repurchase agreements or other indebtedness incurred in the ordinary course of business and secured solely by U.S. Treasury securities.

(iii)       Neither the Corporation nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Corporation or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Material Indebtedness of the Corporation, except as disclosed in Schedule 5.1R (as may be updated by the Corporation from time to time and delivered to the Purchaser).

(s)       Foreign Assets Control Regulations, Etc.

(i)       Neither the Corporation nor any Controlled Entity (as defined below) (i) is (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), (b) a Person, entity, organization, country or regime that is blocked or a target of comprehensive sanctions that have been imposed under U.S. Economic Sanctions Laws (as defined below) or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b) (such person, a “Blocked Person”), (ii) has, to the Corporation’s knowledge, been notified that its name appears or may in the future appear on a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws (as defined below) (a “State Sanctions List”), or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(ii)       Neither the Corporation nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws (as defined below) or Anti-Corruption Laws (as defined below) or (ii) is, to the Corporation’s knowledge, under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(iii)       No part of the proceeds from the sale of the Notes hereunder:

(A)       constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Corporation or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause the Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(B)       will be used, directly or indirectly, in violation of, or cause the Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(C)       will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any governmental official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause the Purchaser to be in violation of, any applicable Anti-Corruption Laws.

For purposes of this Agreement, “Controlled Entity” means any of the Subsidiaries and any of their or the Corporation’s respective Affiliates (as defined in the 1940 Act) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act, and any other economic or trade sanction that OFAC is responsible for administering and enforcing. “Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the Patriot Act (as defined below). “Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

(t)       ERISA. The Corporation does not hold “plan assets” of any employee benefit plan as determined in accordance with Section 3(42) of the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

5.2.       Covenants of the Corporation. For so long as the Notes are issued and outstanding, the Corporation shall comply with the following covenants.

(a)       The Corporation and each of its Subsidiaries will comply in all respects with all Applicable Laws (including, without limitation, the 1940 Act), including those with respect to the performance of its obligations under this Agreement.

(b)       The Corporation and each of its Subsidiaries will file all federal and state income and other material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on it or any of its properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all material claims for which sums have become due and payable that have or might become a lien on properties or assets of the Corporation or such Subsidiary, provided that neither the Corporation nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Corporation or such Subsidiary, as applicable, on a timely basis in good faith and in appropriate proceedings, and the Corporation or such Subsidiary, as applicable, has established adequate reserves therefor in accordance with GAAP on the books of the Corporation or such Subsidiary, as the case may be, or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)       The Corporation and each Subsidiary will (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(d)       The Corporation will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Corporation or such Subsidiary, as the case may be. The Corporation will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Corporation and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Corporation will, and will cause each of its Subsidiaries to, continue to maintain such system. Notwithstanding the foregoing, to the extent any Subsidiary, in conformity with GAAP and all applicable requirements of any such Governmental Authority, is not required to maintain separate books and records (but instead such Subsidiary’s transactions are consolidated with the Corporation), nothing contained herein shall require any such Subsidiary to have to maintain separate books and records.

(e)       The Corporation will maintain its status as a BDC under the 1940 Act and its status as a RIC under Subchapter M of the Code. In addition, the Corporation will not permit its asset coverage ratio to be, at any time, less than the statutory requirements then applicable to the Corporation.

(f)       The Corporation will comply in all material respects with its investment policies.

(g)       The Corporation will not, and will not, to the extent of its ability, permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

(h)       The Corporation will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act).

(i)       The Corporation shall, so long as any of the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of effecting the conversion of the Notes, the number of shares of Common Stock issuable upon such conversion (without taking into account any limitations on the conversion of the Notes as set forth herein or therein).

(j)       The Corporation shall timely file a Notice of Sale of Securities on Form D with the SEC under Regulation D of the Securities Act.

(k)       The Corporation shall file any requisite notices and/or application(s) to the principal trading market for the issuance and sale of the Notes and the listing of the Common Stock to be issued upon conversion, as the case may be, thereon in the time and manner required thereby.

(l)       If, at any time, the Corporation is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, the Corporation agrees to furnish to the Purchaser, for the period of time during which the Notes are outstanding, audited annual consolidated financial statements, within 105 days of the Corporation’s fiscal year end, and unaudited interim consolidated financial statements, within 60 days of the Corporation’s fiscal quarter end (other than the Corporation’s fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP.

(m)       The Corporation will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Corporation or any of its Subsidiaries) involving payment in excess of $5,000,000, except:

(i)       in the ordinary course and pursuant to the reasonable requirements of the Corporation’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Corporation or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate;

(ii)       transactions not prohibited by this Agreement or the Notes;

(iii)       transactions with one or more Affiliates (including co-investments) as permitted by any SEC exemptive order (as may be amended from time to time), any no-action letter or as otherwise permitted by applicable law, rule or regulation or SEC staff interpretations thereof or based on advice of counsel;

(iv)       transactions between or among, on the one hand, the Corporation and/or any of its Subsidiaries, and, on the other hand, any “downstream affiliate” (as such term is used under the rules promulgated under the 1940 Act) of the Corporation and/or any Subsidiaries at prices and on terms and conditions, taken as a whole, not materially less favorable to the Corporation and/or such Subsidiaries than in good faith is believed could be obtained on an arm’s-length basis from unrelated third parties,

(v)       a transaction that has been approved by a majority of the independent directors of the Board of Directors;

(vi)       any investment that results in the creation of an Affiliate;

(vii)       any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options, restricted stock awards or units and stock ownership plans or other compensation, severance or retention awards or plans approved by Board of Directors;

(viii)       any (i) employment, retention or severance agreement or compensatory arrangement entered into by the Corporation or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of the Corporation, (ii) agreement pertaining to the repurchase of equity interests of the Corporation pursuant to rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(ix)       customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the Board of Directors or a majority of the independent directors of the Board of Directors in good faith;

(x)       transactions and payments required under the definitive agreement for any acquisition or investment permitted under this Agreement (to the extent any seller, employee, officer or director of an acquired entity becomes an Affiliate in connection with such transaction);

(xi)       the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Corporation and/or any of its direct or indirect Subsidiaries in the ordinary course of business;

(xii)       transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Corporation and/or the applicable Subsidiary in the good faith determination of the Board of Directors of the Corporation or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate; and

(xiii)       the issuance and sale of equity interests of the Corporation to its Affiliates;

provided, that, in each case of clauses (i) – (xiii), both before and after giving effect thereto, the Corporation would be in compliance in all respects with all Applicable Laws.

(n)       The Corporation will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except:

(i)       in the case of any such transaction involving the Corporation, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Corporation as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Corporation is not such corporation or limited liability company,

(A)       such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and

(B)       such corporation or limited liability company shall have caused to be delivered to the Purchaser an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Purchaser, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(ii)       prior to such consolidation or merger, and notwithstanding the limitations set forth in Section 2.3 of this Agreement, the Corporation shall (1) offer to redeem for cash all of the Notes at a price of 110% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, (2) hold such offer available to the Purchaser for not less than twenty (20) business days after receipt of written notice of such offer is given to the Purchaser, and (3) if the Purchaser accepts such offer, the Corporation has redeemed such Notes for cash in an amount equal to 110% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon;

(iii)       in the case of clause (i) above, (x) at the time of the signing of the purchase agreement for any such transaction, no Default or Event of Default shall have occurred and be continuing and (y) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing; and

(iv)       the Corporation may sell, transfer or otherwise dispose of portfolio investments, cash and cash equivalents to any financing subsidiary or joint venture with a third-party (including, for clarity, as investments (debt or equity) or capital contributions), in each case, upon fair and reasonable terms no less favorable to the Corporation than would be obtainable in a comparable arm’s-length transaction with a Person who is not an Affiliate.

No such conveyance, transfer or lease of substantially all of the assets of the Corporation shall have the effect of releasing the Corporation or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 5.2, from its liability under this Agreement or the Notes.

(o)       The Corporation will not engage in any business if, as a result, the general nature of the business in which the Corporation would then be engaged would be substantially changed from the general nature of the business in which the Corporation is engaged on the date of this Agreement as described in the Corporation’s most recent Form 10-K filed prior to the date of this Agreement, other than (i) ancillary or support businesses; (ii) any business in or related to private credit or that other business development companies enter into or are engaged in; or (iii) as is otherwise in accordance with its investment policies.

(p)       The Corporation will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (as defined below), except that Corporation may declare and pay:

(i)       dividends with respect to the capital stock of the Corporation or such Subsidiary (including, for the avoidance of doubt, pursuant to any distribution or dividend reinvestment plan of the Corporation or such subsidiary) to the extent payable in additional shares of the stock, units or interests of the Corporation or such subsidiary;

(ii)       Restricted Payments in or with respect to any taxable year of the Corporation (or any calendar year, as relevant) in amounts not to exceed 125% of the higher of (x) the net investment income of the Corporation for the applicable year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered to the Purchaser and (y) for so long as the Corporation maintains its status as a RIC under the Code, the amounts that are required to be distributed to: (i) allow the Corporation to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year the Corporation’s liability for federal income taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (B) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Corporation’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto);

(iii)       any settlement in respect of a conversion feature in any convertible security that may be issued by the Corporation to the extent made through the delivery of Common Stock (except in the case of interest (which may be payable in cash));

(iv)       Restricted Payments to pay general management and administrative costs and expenses (including corporate overhead, legal or similar expenses and salary, bonus and other benefits payable to directors, officers, employees, members of management, managers, advisors, administrators and/or consultants of the Corporation or any of its Subsidiaries) and franchise fees and taxes and similar fees, taxes and expenses required to enable the recipient of such Restricted Payment to maintain its organizational existence or qualification to do business, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any such recipient, in each case, to the extent attributable to the ownership or operations of the Corporation and its Subsidiaries;

(v)       Restricted Payments to finance or acquire any investment permitted hereunder;

(vi)       Restricted Payments to pay salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of the Corporation or any of its Subsidiaries;

(vii)       Restricted Payments for the repurchase, redemption, retirement or other acquisition or retirement for value of equity interests of the Corporation or any Subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate thereof) of the Corporation or any Subsidiary;

(viii)       Restricted Payments (i) to enable the recipient of such Restricted Payment to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of such recipient and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Corporation or any of its Subsidiaries and/or (B) repurchases of stock, units or interests in consideration of the payments described in sub-clause (A) above, including demand repurchases in connection with the exercise of stock options;

(ix)       Restricted Payments for the repurchase of equity interests of the Corporation upon the exercise of warrants, options or other securities convertible into or exchangeable for such equity interests if such equity interests represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for equity interests as part of a “cashless” exercise;

(x)       to the extent constituting a Restricted Payment, any other transaction not prohibited by this Agreement;

(xi)       any dividend or consummation of any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof; and

(xii)       Restricted Payments solely in the form of equity interests of the Corporation;

provided, that, in each case of clauses (i) – (xii), both before and after giving effect to any such Restricted Payment the Corporation would be in compliance in all respects with all Applicable Laws.

For purposes of this Section 5.2(p), a “Restricted Payment” means any dividend or other distribution in cash with respect to any shares of any class of capital stock of the Corporation, or any payment in cash, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Corporation or any option, warrant or other right to acquire any such shares of capital stock of the Corporation; provided, for clarity, that “Restricted Payments” hereunder shall not include (i) any transaction pursuant to an existing or future open market repurchase plan approved by the Board of Directors that permits the Corporation to redeem shares of its outstanding Common Stock and/or any outstanding notes or other indebtedness of the Corporation, (ii) the conversion or settlement of convertible debt into Permitted Equity Interests (as defined below), or (iii) the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with Permitted Equity Interests. “Permitted Equity Interests” means common stock of the Corporation that, after its issuance, is not subject to any agreement between the holder of such common stock and the Corporation where the Corporation is required to purchase, redeem, retire, acquire, cancel or terminate any such common stock.

(q)       The Corporation shall (i) by not later than September 30, 2024, provide evidence satisfactory to the Purchaser that the Corporation has repurchased and retired the principal amount of $10,000,000.00 of its 6.00% Notes due 2026 (the “Existing Notes”), together with accrued interest thereon, and (ii) by not later than January 30, 2025, provide evidence satisfactory to the Purchaser that the Corporation has repurchased and retired the principal amount of $25,000,000.00 of the Existing Notes, together with all accrued interest thereon.

(r)       The Corporation will not incur any incremental indebtedness without providing the Purchaser with five (5) business days’ prior written notice.

5.3.       Representations and Warranties of the Purchaser. The Purchaser represents and warrants to, and agrees with the Corporation that, as of the date hereof:

(a)       The Purchaser has full power and authority to enter into this Agreement and this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(b)       The Purchaser is a Cayman Islands exempted company incorporated with limited liability and it represents that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of incorporation or organization and has all the requisite power and authority to purchase the Notes as provided herein, and (ii) such investment has been duly authorized by all necessary action on behalf of the Purchaser.

(c)       If the Purchaser is purchasing the Notes in a representative or fiduciary capacity, the representations and warranties contained herein (and in any other written statement or document delivered to the Corporation in connection herewith) shall be deemed to have been made on behalf of the person or persons for whom such Notes are being purchased.

(d)       The Purchaser is purchasing the Notes for Purchaser’s own account and not with a view to or for sale in connection with any distribution thereof in a transaction that would violate or cause a violation of the Securities Act or the securities laws of any state or any other applicable jurisdiction; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. The Purchaser has no present intention of selling the Notes, granting any participation interest in the Notes or otherwise distributing the Notes, in each case in violation of the Securities Act. If the Purchaser is an entity, the Purchaser has not been organized solely for the purpose of acquiring the Notes. Purchaser is not a broker dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered.

(e)       For so long as the Purchaser beneficially owns any Conversion Shares, the Purchaser will not, and shall cause any of its Affiliates to not, in any manner, directly or indirectly, either individually or together with any person or persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act): (i) solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined or used in Regulation 14A under the Exchange Act) of proxies or consents with respect to any voting securities of the Corporation or initiate or become a participant in any stockholder proposal seeking a change in control of the Corporation or an election contest with respect to the Corporation or any of its successors or induce others to initiate the same, or otherwise seek to advise or influence any person with respect to the voting of any voting securities of the Corporation or any of its successors; (ii) publicly or privately propose, encourage, solicit or participate in the solicitation of any person or entity to acquire, offer to acquire or agree to acquire, by merger, tender offer, purchase or otherwise, the Corporation, or a substantial portion of its assets or more than 5% of the outstanding capital stock, other than pursuant to any Notes issued hereunder; or (iii) directly or indirectly join in or in any way participate in a pooling agreement, syndicate, voting trust or other similar arrangement with respect to the Corporation’s voting securities or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of the Corporation’s securities.

(f)       The Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and understands and agrees that the offer and sale of the Notes to the Purchaser hereunder have not been registered under the Securities Act or any state securities law in reliance on the availability of an exemption from such registration requirements based in part on the accuracy of the Purchaser’s representations in this Section 5.3.

(g)       In the normal course of the Purchaser’s business or affairs, Purchaser invests in or purchases securities similar to the Notes and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Notes. Purchaser has received and carefully reviewed the Disclosure Materials and understands the information contained therein. Purchaser understands that the Disclosure Materials contain certain “forward-looking” information regarding the Corporation and its business, and that the Corporation’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Purchaser has received all information it believes necessary to decide to purchase the Notes. Purchaser has had access to such financial and other information concerning the Corporation as Purchaser deemed necessary or desirable in making a decision to purchase the Notes, including an opportunity to ask questions and receive answers from officers of the Corporation and to obtain additional information (to the extent the Corporation possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Purchaser or to which Purchaser had access.

(h)       The Purchaser is not relying on the Corporation or any of its Affiliates with respect to an analysis or consideration of the terms of or economic considerations relating to an investment in the Notes. In regard to such considerations and analysis, the Purchaser has relied on the advice of, or has consulted with, only his, her or its own advisors, other than those advisors of the undersigned affiliated with the Corporation or any of its Affiliates.

(i)       The Purchaser acknowledges and is aware that there are substantial restrictions on the transferability of the Notes and any Common Stock issued pursuant to conversion of the Notes. Purchaser understands that the Notes and Common Stock issued pursuant to conversion of the Notes have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 and may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Furthermore, Purchaser acknowledges that the Notes and Common Stock issued pursuant to conversion of the Notes purchased hereunder will bear a legend substantially to the effect set forth below, and the Purchaser covenants that, except to the extent such restrictions are waived by the Corporation, the Purchaser shall not transfer the Notes or Common Stock issued pursuant to conversion of the Notes without complying with the restrictions on transfer described in the legend:

THIS NOTE OR COMMON STOCK ISSUED PURSUANT TO CONVERSION OF THE NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT (A) IF REGISTERED UNDER APPLICABLE SECURITIES LAWS OR (B) IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAW, SUBJECT TO THE CORPORATION’S RIGHT TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EACH OF THEM THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND/OR APPLICABLE STATE SECURITIES LAW.

Purchaser understands that Purchaser has no right to require that the Notes, or Common Stock issued pursuant to conversion of the Notes, be registered under the Securities Act.

(j)       The Purchaser represents and warrants that it is not required to obtain, prepare or file any authorization, approval, consent, filing or registration with any federal Governmental Authority in order to consummate the Transactions at each Closing Date.

(k)       Purchaser did not learn of the investment in the Notes by means of any formal general or public solicitation or general advertising or publicly disseminated advertisements or sales literature, including (i) any registration statement or prospectus filed by the Corporation with the SEC, (ii) any advertisement, articles, notices or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, or (iii) any seminar or meeting to which the Purchaser was invited by any of the foregoing means of communications.

(l)       The Purchaser understands that the Notes are being offered and sold to it in reliance upon specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Corporation is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth in this Section 5.3 in order to determine the availability of such exemption and the eligibility of the Purchaser to acquire the Notes.

(m)       The Purchaser acknowledges and understands that its investment in the Notes involves a significant degree of risk, including, without limitation that (i) an investment in the Corporation is not without risk (and specific reference is made to the “Risk Factors” section contained in the Form 10-K) and (ii) in the event of a disposition of the Notes, the Purchaser could sustain the loss of its entire investment.

(n)       The Purchaser hereby acknowledges that the Corporation seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of such efforts, the Purchaser hereby represents, warrants and agrees that to the best of the Purchaser’s knowledge, based upon reasonable diligence and investigation, no consideration that the Purchaser has contributed or will contribute to the Corporation has been or shall be derived from, or related to, any activity that is in contravention of any federal, state or international laws and regulations, including the Anti-Money Laundering Laws. The Purchaser hereby represents that neither it nor any of its owners or Affiliates is a person or entity named on a list maintained by OFAC of the U.S. Department of the Treasury, nor are the undersigned or any of their owners or Affiliates a person or entity with whom dealings are prohibited under any OFAC regulations. Federal regulations and executive orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities, including without limitation the Specially Designated Nationals and Blocked Nations List, can be found on the OFAC website at http://www.treas.gov/ofac. In addition, the programs administered by OFAC prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists. Please be advised that the Corporation may not accept any amounts from the Purchaser if the Purchaser cannot make the representation set forth in the preceding sentence. The Purchaser agrees to promptly notify the Corporation should the Purchaser become aware of any change in the information set forth in these representations.

(o)       The Purchaser understands and agrees that if at any time it is discovered that any of the foregoing representations set forth in Section 5.3(m) above are incorrect, or if otherwise required by applicable law or regulation related to money laundering and similar activities, the Corporation may, in its sole discretion, undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to freezing, segregating or requiring the Purchaser to sell the Purchaser’s Common Stock issued pursuant to conversion of the Notes. The Purchaser agrees to provide to the Corporation any additional information regarding the Purchaser that the Corporation deems necessary or appropriate to ensure compliance with all laws and regulations concerning money laundering and similar activities that may apply now or in the future.

(p)       To the best of the Purchaser’s knowledge, none of (a) the Purchaser, (b) any person controlling or controlled by the Purchaser, (c) if the Purchaser is a privately held entity, any person having a beneficial interest in the Purchaser or (d) any person for whom the Purchaser is acting as agent or nominee in connection with this investment is a senior foreign political figure,1 or any immediate family member2 or close associate3 of a senior foreign political figure, as such terms are defined in the footnotes below.

(q)       If the Purchaser is affiliated with a non-U.S. banking institution (a “Foreign Bank”), or if the Purchaser receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, the Purchaser represents and warrants to the Corporation that (a) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, (b) the Foreign Bank maintains operating records related to its banking activities, (c) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities and (d) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

1 A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

2 “Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

3 A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

(r)       The Purchaser acknowledges that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Corporation is required to obtain, verify and record information that identifies the Purchaser, which information includes the name and address of the Purchaser and other information that will allow the Corporation to identify the Purchaser in accordance with the Patriot Act. Accordingly, the Corporation may request information from the Purchaser that will help the Corporation to identify the Purchaser (and in the case of subscribers that are entities, the Purchaser’s beneficial owners, if and to the extent required by law), including without limitation the Corporation’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that the Corporation deems necessary. The Purchaser agrees to provide to the Corporation any additional information regarding the Purchaser that the Corporation deems necessary or appropriate to ensure compliance with the Patriot Act, or any successor law, whether now or in the future.

(s)       Except as set forth in this Agreement, no representations or warranties have been made to the Purchaser by the Corporation, or any director, officer, employee, agent or affiliate of any of them.

(t)       The Purchaser is not an Affiliate of the Corporation.

(u)       The Purchaser, if a natural person, has accurately set forth his, her or its state or country of residence on the signature pages hereto where indicated. The Purchaser, if a corporation, partnership, trust or other entity, has accurately set forth the Purchaser’s jurisdiction of organization on the signature pages hereto where indicated.

(v)       The Purchaser (a) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment, and (b) understands the terms of and risks associated with the acquisition of their respective Notes, including, without limitation, a lack of liquidity, pricing availability and risks associated with the industry in which the Corporation operates.

6.       DEFAULT; REMEDIES ON DEFAULT

6.1.       An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)       the Corporation defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration or otherwise;

(b)       the Corporation defaults in the payment of any interest on any Note for more than five (5) business days after the same becomes due and payable;

(c)       the Corporation defaults in the performance of or compliance with any term contained in Section 5.2(a), 5.2(c)(i), 5.2(e)-(l), and 5.2(n)-(r) hereof;

(d)       the Corporation defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 6.1(a), (b), and (c)) and such default is not remedied within thirty (30) days after the earlier of (i) any senior financial officer or any other officer of the Corporation with responsibility for the administration of the relevant portion of this Agreement (a “Responsible Officer”) obtaining actual knowledge of such default and (ii) the Corporation receiving written notice of such default from the Purchaser (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 6.1(d));

(e)       any representation or warranty made in writing by or on behalf of the Corporation or by any officer of the Corporation in this Agreement or in any writing furnished in connection with the Transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made;

(f)       [Reserved.]

(g)       the Corporation experiences a Change in Control;

(h)       (i) the Corporation or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium amount or interest on any unsecured indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Corporation or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any unsecured indebtedness for borrowed money in an aggregate outstanding principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of such indebtedness to convert such indebtedness into equity interests), the Corporation or any Subsidiary has become obligated to purchase or repay unsecured indebtedness for borrowed money before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment); provided that this clause (h) shall not apply to any convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible debt);

(i)       the Corporation or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(j)       a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Corporation or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Corporation or any of its Subsidiaries, or any such petition shall be filed against the Corporation or any of its Subsidiaries and such petition shall not be dismissed within sixty (60) days; or

(k)       one or more final judgments or orders for the payment of money aggregating in excess of $15,000,000 (or its equivalent in the relevant currency of payment) (to the extent not covered by independent third-party insurance or by an enforceable indemnity) are rendered against one or more of the Corporation and its Subsidiaries and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(l)       any Transaction Document shall cease to be in full force and effect, the Corporation or any Person acting on behalf of the Corporation shall contest in any manner the validity, binding nature or enforceability of any Transaction Document, or the obligations of Corporation under any Transaction Document are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Transaction Document.

6.2.       Remedies on Default.

(a)       Acceleration.

(i)       If an Event of Default with respect to the Corporation described in Section 6.1(i) or (j) (other than an Event of Default described in clause (i) of Section 6.1(i) or described in clause (vi) of Section 6.1(i) by virtue of the fact that such clause encompasses clause (i) of Section 6.1(i)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(ii)       If any other Event of Default has occurred and is continuing, the Purchaser may at any time at its option, by notice or notices to the Corporation, declare all the Notes then outstanding to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 6.2(a), whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (including interest accrued thereon), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Corporation acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Corporation (except as herein specifically provided for).

In the alternative to the repayment of principal and interest provided for in this Section 6.2(a), the Purchaser shall have the right, but not the obligation, to convert all or any portion of its issued and outstanding Notes pursuant to the terms of Section 2.2 of this Agreement; provided, however, that in the event any amount of Common Stock issuable upon such conversion exceeds the Nasdaq Issuance Limitation, the Corporation shall pay, and the Purchaser shall receive, the Nasdaq Cap Cash Payment as calculated pursuant to and on the terms provided for in Section 2.6 of this Agreement.

(b)       Rescission. At any time after any Notes have been declared due and payable pursuant to Section 6.2(a), the Purchaser, by written notice to the Corporation, may (but is not obligated to do so) rescind and annul any such declaration and its consequences if (a) the Corporation has paid all overdue interest on the Notes, all principal of any Redemption Settlement Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Redemption Settlement Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, (b) neither the Corporation nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Defaults and Events of Default, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to this Agreement, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 6.2(b) will extend to or affect any subsequent Event of Default or impair any right consequent thereon.

(c)       Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 10.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

(d)       No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. Subject to Section 7.8, the Corporation will pay to on demand such further amount as shall be sufficient to cover all reasonable and documented out-of-pocket costs and expenses of up to one firm of outside counsel for all of the holders of the Notes collectively incurred in any enforcement or collection under this Section 6.2.

7.       MISCELLANEOUS

7.1.       Survival of Representations and Warranties. All statements contained in any officers’ certificates delivered by or on behalf of the Corporation pursuant to this Agreement or in connection with the Transactions contemplated hereby will be deemed representations or warranties of the Corporation under this Agreement. All representations and warranties contained in this Agreement made by or on behalf of the Corporation or the Purchaser will survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of the Corporation or the Purchaser, and the sale and purchase of the Notes under this Agreement.

7.2.       Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Corporation shall not be permitted assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (and any attempted assignment in violation of the terms hereof shall be null and void). The Purchaser may assign all or any portion of its rights hereunder without the consent of the Corporation, in which event such assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights.

7.3.       Notices. All written communications provided for herein are required to be sent by registered or certified mail, postage prepaid or recognized overnight delivery service (with charges prepaid) and (i) if to a Purchaser, addressed to the Purchaser at the address as specified for such communications in the signature page, or at such other address as the Purchaser may have specified to the Corporation in writing, and with a copy (for informational purposes only) to counsel for the Purchaser at the address specified for such communication in the signature page or at such other address as the Purchaser may have specified to the Corporation in writing, and (ii) if to the Corporation, addressed to it at:

SuRo Capital Corp.
640 Fifth Avenue, 12th Floor
New York, New York 10019
Attn: Chief Financial Officer

with a copy (for informational purposes only) to:

Eversheds Sutherland (US) LLP
700 6th Street NW, Suite 700
Washington, DC 20001
Attn: Payam Siadatpour, Esq.

or at such other address as the Corporation may have specified to the Purchaser in writing. Notices under this Section 7.3 shall be deemed given only when actually received.

7.4.       Governing Law; Dispute Resolution; Waiver of Jury Trial. The parties shall bear their own legal fees and costs for all Disputes. All questions, issues, disputes, demands, claims, causes of action or litigations concerning the construction, validity, enforcement, breach or interpretation of this Agreement or otherwise arising out of or relating to the Transaction Documents (“Disputes”) shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York and shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) in New York County, City of New York, New York, in accordance with the AAA’s Commercial Arbitration Rules. The arbitration panel shall consist of three (3) arbitrators and shall have the power to rule upon its own jurisdiction and authority, including any objection to the initial or continuing existence, validity, effectiveness, or scope of this arbitration agreement. In the event that the parties’ agreement to arbitrate Disputes herein does not enjoy the protection they intend and is held to be unenforceable, each party hereto expressly consents and agrees that the state and federal courts located in New York County, City of New York, New York shall have exclusive jurisdiction to hear and determine any Disputes. EACH PARTY HERETO EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTES.

7.5.       Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The parties agree to electronic contracting and signatures with respect to this Agreement (but not, for the avoidance of doubt, the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Corporation and the Purchaser, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to this Agreement, the Corporation hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

7.6.       Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

7.7.       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

7.8.       Legal Expenses. The Corporation will cause to be delivered to counsel for the Purchaser, by wire transfer of immediately available funds pursuant to the wire instructions provided by the counsel to the Purchaser, an amount equal to the lesser of (i) fifty percent (50%) of the legal fees incurred in connection with the Transactions contemplated by this Agreement and (ii) $35,000.00.

7.9.       Construction. Each agreement contained herein shall be construed (absent express provision to the contrary) as being independent of each other agreement contained herein, so that compliance with any one agreement shall not (absent such an express contrary provision) be deemed to excuse compliance with any other agreement. Where any provision herein refers to action to be taken by any person or entity, or which such person or entity is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person or entity. Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor, (b) subject to Section 7.2, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

7.10.       Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Corporation, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Corporation nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the parties hereto in accordance with any applicable law. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents. The Corporation has not, directly or indirectly, made any agreements with the Purchaser relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Corporation confirms that, except as set forth in this Agreement, the Purchaser has not made any commitment or promise or has any other obligation to provide any financing to the Corporation or otherwise.

7.11.       No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.12.       Confidentiality.

(a)       From time to time the Purchaser may provide the Corporation with information regarding the Purchaser, including the identity of the Purchaser and other documents and information concerning the affairs of the Purchaser (“Confidential Information”). The Corporation and its representatives shall not be entitled to reproduce any Confidential Information or portion thereof or make the contents thereof available to any non-affiliate third party (other than its advisors, attorneys and accountants), or disclose its receipt of Confidential Information or that Confidential Information has been made available to it, without the prior written consent of the Purchaser, except: (i) to the extent compelled to do so in accordance with applicable law, regulatory requirements (including, for the avoidance of doubt, the Corporation’s reporting requirements under the Exchange Act), or examination by a regulatory authority, (ii) as required in connection with routine tax or ERISA filings, (iii) to the extent that such Confidential Information was already in the Corporation’s or its representatives’ possession, (iv) to the extent that such Confidential Information is independently developed by the Corporation or any of its representatives, (v) with respect to Confidential Information which otherwise becomes publicly available or generally available to participants in the Purchaser’s industry other than through breach of this provision by the Corporation or its agents, or (vi) as necessary to comply with the terms and conditions of this Agreement or the Notes. All Confidential Information is and shall at all times remain the property of the Purchaser.

(b)       If for any reason the Corporation is or may be required to disclose Confidential Information, the Corporation shall, to the fullest extent permitted by law, promptly notify the Purchaser in writing of the relevant facts of such requirement prior to any such disclosure and shall work with the Purchaser so that the Purchaser may seek at the Purchaser’s sole cost and expense a protective order or other appropriate remedy to protect from disclosure as much of the Confidential Information as can be protected from disclosure under applicable law.

7.13.       Indemnification.

(a)       In consideration of the Purchaser’s execution and delivery of the Transaction Documents and acquiring the Notes thereunder and in addition to all of the Corporation’s other obligations under the Transaction Documents, the Corporation shall defend, protect, indemnify and hold harmless the Purchaser and all of their stockholders, partners, members, officers, directors, employees, advisors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable and documented attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Corporation in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Corporation contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Corporation) arising out of or resulting from any misrepresentation or breach of any representation or warranty made by the Corporation in the Transaction Documents, any covenant, agreement or obligation of the Corporation contained in the Transaction Documents, or any other certificate, instrument or document contemplated hereby or thereby, except that the Corporation shall not defend, protect, indemnify or hold harmless any Indemnitee from any actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, or expenses caused by the Indemnitee’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties under this Agreement. To the extent that the foregoing undertaking by the Corporation may be unenforceable for any reason, the Corporation shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b)       To the fullest extent permitted by applicable law, the Purchaser will indemnify and hold harmless the Corporation, each of its directors and officers, each person who controls the Corporation within the meaning of the Securities Act (if any), any underwriter (as defined in the Securities Act), any other person or entity selling securities of the Corporation and referenced in a registration statement filed by the Corporation, as applicable, and any controlling person of any such underwriter or other person or entity selling securities, against any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, in each case only to the extent that such loss, damage, claim or liability (or any action in respect thereof) arise out of or are based upon actions or omissions made in reliance upon and in conformity with representations and warranties made by the Purchaser (“Damages”); and the Purchaser will pay to the Corporation and each other aforementioned person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred.

(c)       Promptly after receipt by an Indemnitee under this Section 7.13 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section 7.13, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel to the Indemnitee, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and the indemnifying party. Legal counsel referred to in the immediately preceding sentence shall be selected by the Purchaser holding at least a majority of the Notes issued and issuable hereunder that are subject to such action or proceeding. The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Indemnified Liabilities by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee that relates to such action or Indemnified Liabilities. The indemnifying party shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld conditioned or delayed, consent to entry of any judgment or enter into any settlement or other compromise which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liabilities or litigation, (ii) requires any admission of wrongdoing by such Indemnitee, or (iii) obligates or requires an Indemnitee to take, or refrain from taking, any action. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under this Section 7.13, except to the extent that the indemnifying party is materially prejudiced in its ability to defend such action.

(d)       The indemnification required by this Section 7.13 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within a reasonable period of time as and when bills are received or Indemnified Liabilities are incurred.

(e)       The indemnity agreements contained herein shall be in addition to (x) any cause of action or similar right of the Indemnitee against the indemnifying party or others, and (y) any liabilities the indemnifying party may be subject to pursuant to applicable law.

7.14.       No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

7.15.       Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Corporation does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Corporation, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

7.16.       Payment Set Aside. To the extent that the Corporation makes a payment or payments to the Purchaser hereunder or pursuant to any of the other Transaction Documents or the Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Corporation, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

If the foregoing correctly sets forth the agreement between the Corporation and the Purchaser, please indicate your acceptance in the space provided for that purpose below.

PURCHASER		CORPORATION
THE HCM MASTER FUND LIMITED		SURO CAPITAL CORP.

By:	/s/ Erik Herzfeld	By:	/s/ Mark D. Klein
Name:	Erik Herzfeld	Name:	Mark D. Klein
Title:	Director	Title:	Chairman, President and Chief Executive Officer

APPENDIX A

CONVERSION OF NOTES

1.	CONVERSION

1.1.       Conversion Privilege. Subject to and upon compliance with the provisions of this Section 1 (including, without limitation, Section 1.2(j)) and Section 2.2 of the Agreement, the Purchaser shall have the right, at its option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of any issued and outstanding Notes, including any accrued and unpaid interest thereon, at any time prior to the close of business on the business day immediately preceding the Maturity Date at an initial conversion rate of 129.0323 shares of Common Stock (subject to adjustment as provided herein, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 1.2, the “Conversion Obligation”).

1.2.       Conversion Procedure; Settlement Upon Conversion.

(a)       Upon conversion of any Note, the Corporation shall deliver to the Purchaser, in respect of each $1,000 principal amount of Notes being converted, a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the close of business on the relevant Conversion Date, together with a cash payment, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with subsection (i) of this Section 1.2, on the second business day immediately following the relevant Conversion Date.

(b)       Before the Purchaser shall be entitled to convert a Note as set forth above, the Purchaser shall, in the case of a Physical Note, (i) complete, manually sign and deliver an irrevocable notice to the Corporation as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Corporation and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which the Purchaser wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (ii) surrender such Notes, duly endorsed to the Corporation or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Corporation, (iii) if required, furnish appropriate endorsements and transfer documents, and (iv) if required, pay funds equal to interest payable on the next Interest Payment Date to which the Purchaser is not entitled as set forth in Section 1.2(g).

If more than one Note shall be surrendered for conversion at one time by the Purchaser, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c)       A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Purchaser has complied with the requirements set forth in Section 1.2(b). The Corporation shall issue or cause to be issued, and deliver to the Purchaser, or the Purchaser’s nominee or nominees, certificates or a book-entry transfer through the Transfer Agent for the full number of shares of Common Stock to which the Purchaser shall be entitled in satisfaction of the Conversion Obligation no later than one (1) business day following receipt of all material required in Section 1.2(b) above.

(d)       In case any Note shall be surrendered for partial conversion, the Corporation shall execute, authenticate and deliver to or upon the written order of the Purchaser of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the Purchaser but, if required by the Corporation, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith.

(e)       Except as provided in Section 1.3, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Section 1.

(f)       Upon the conversion of an interest in a Note, the Corporation shall make a notation on such Note as to the reduction in the principal amount represented thereby.

(g)       The Person in whose name the certificate for any shares of Common Stock delivered upon conversion is registered shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of Notes, such Person shall no longer be the Purchaser of such Notes surrendered for conversion, except for purposes of enforcing its right to receive the consideration due upon conversion.

(h)       The Corporation shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Closing Sale Price of the Common Stock on the relevant Conversion Date.

1.3.       Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Corporation if any of the following events or transactions occurs; provided, however, that no adjustment to the Conversion Rate need be made for a given transaction or event if the terms set forth in Section 2.6 of the Agreement are in effect.

(a)       If the Corporation declares any cash dividend or distribution to all, or substantially all, holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:

SP0
CR =	CR0 x	————
SP0 - C

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the record date for such dividend or distribution (the “Record Date”);
CR	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;
SP0	=	the closing sale price (“Closing Sale Price”) of the Common Stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution (the “Ex-Dividend Date”); and
C	=	the amount in cash per share the Corporation distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to this Section 1.3(a) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. No adjustment pursuant to the above formula shall result in a decrease of the Conversion Rate. However, if any dividend or distribution of the type set forth in this Section 1.3(a) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors of the Corporation (the “Board of Directors”) determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Purchaser shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, without having to convert its Note, the amount of cash that the Purchaser would have received if the Purchaser owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(b)       If the Corporation issues solely shares of Common Stock as a dividend or distribution on all or substantially all of the shares of the Common Stock, or if the Corporation subdivides or combines its Common Stock, the Conversion Rate shall be adjusted based on the following formula:

OS
CR =	CR0 x	——
OS0

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be (such date, the “Effective Date”);
CR	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date of such subdivision or combination of Common Stock, as the case may be;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such subdivision or combination of Common Stock, as the case may be; and
OS	=	the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the Effective Date of such share split or share combination, as applicable.

Any adjustment made under this Section 1.3(b) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date of such subdivision or combination of Common Stock, as the case may be. If such dividend or distribution of the type described in this Section 1.3(b) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(c)       If the Corporation declares a distribution of shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Corporation or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 1.3(a) and (ii) dividends or distributions as to which an adjustment was effected pursuant to Section 1.3(b) (any of such shares of Common Stock, evidences of indebtedness, other assets or other securities, a “Relevant Distribution”), then the Conversion Rate shall be increased based on the following formula:

SP0
CR =	CR0 x	—————
SP0 - FMV

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;
CR	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;
SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the Ex-Dividend Date for such distribution; and
FMV	=	the fair market value (as determined in good faith by the Board of Directors) of the Relevant Distribution distributed with respect to each outstanding share of the Common Stock as of the close of business on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 1.3(c) above shall become effective immediately after the close of business on the Record Date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if such distribution is not so paid or made, the Conversion Rate shall be decreased, as of the date the Board of Directors determines not to pay or make such distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Purchaser shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock, without having to convert its Note, the amount and kind of such Relevant Distribution that the Purchaser would have received if the Purchaser owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 1.3(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the closing sale prices of the Common Stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the Ex-Dividend Date for such distribution.

For purposes of Section 1.3(b) and Section 1.3(c), if any dividend or distribution to which this Section 1.3(c) is applicable also includes a dividend or distribution of shares of Common Stock to which Section 1.3(b) is applicable (a “Clause B Distribution”), then (1) such dividend or distribution, other than the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 1.3(c) is applicable (a “Clause C Distribution”), and any Conversion Rate adjustment required by this Section 1.3(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 1.3(b) with respect thereto shall then be made, except that, if determined by the Corporation (I) the “Record Date” of the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause B Distribution shall be deemed not to be “outstanding immediately prior to the close of business on the Record Date” within the meaning of Section 1.3(b).

In addition, notwithstanding the foregoing, if the Corporation declares a dividend or distribution consisting of a combination of cash and a Clause B Distribution, then the Conversion Rate shall be increased: (i) as to the cash portion, according to Section 1.3(a); and (ii) as to the Clause B Distribution portion, according to the greater of the values calculated (x) pursuant to Section 1.3(a) as if the Clause b Distribution portion were to be paid in cash, or (y) pursuant to Section 1.3(b).

If the Corporation declares a dividend or distribution where shareholders of the Common Stock have the option of receiving such dividend or distribution, in whole or in part, in the form of either cash or a Clause B Distribution, then the Conversion Rate shall be increased: (i) as to the portion of the aggregate dividend or distribution taken as cash by the shareholders of the Common Stock, according to Section 1.3(a); and (ii) as to the portion of the aggregate dividend or distribution taken as a Clause B Distribution by the shareholders of the Common Stock, according to the greater of the values calculated (x) pursuant to Section 1.3(a) as if such aggregate Clause B Distribution portion were to be paid in cash, or (y) pursuant to Section 1.3(b).

(d)       If the Corporation or any of its subsidiaries makes a payment in respect of a tender or exchange offer for the Common Stock, and if the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the closing sale prices of the Common Stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be increased based on the following formula:

AC + (OS x SP)
CR =	CR0 x	———————
OS0 x SP

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the trading day next succeeding the Expiration Date;
CR	=	the Conversion Rate in effect immediately after the open of business on the trading day next succeeding the Expiration Date;
AC	=	the aggregate value of all cash and any other consideration (as determined in good faith by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
OS	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and
SP	=	the average of the closing sale prices of the Common Stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the Conversion Rate under this Section 1.3(d) shall be determined at the close of business on the 10th trading day immediately following, but excluding, the Expiration Date, but will be given effect at the open of business on the trading day next succeeding the Expiration Date. In respect of any conversion of Notes during the 10 trading days commencing on the trading day next succeeding the Expiration Date, references in this Section 1.3(d) with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the Expiration Date to, but excluding, the Conversion Date in determining the Conversion Rate. No adjustment pursuant to the above formula shall result in a decrease to the Conversion Rate.

(e)       Except as stated herein, the Corporation shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

(f)       In addition to those adjustments required by clauses (a), (b), (c), and (d) of this Section 1.3 and Section 1.12, and to the extent permitted by applicable law and applicable listing rules of the Nasdaq Global Select Market and any other securities exchange on which the Corporation’s securities are then listed, (i) the Corporation from time to time may increase the Conversion Rate by any amount for a period of at least twenty (20) business days as long as such increase is irrevocable during such period and the Board of Directors determines that such increase would be in the Corporation’s best interest and (ii) the Corporation may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar events. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to the Purchaser of each Note at its last address provided in the Agreement a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(g)       All calculations and other determinations under this Section 1 shall be made by the Corporation and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(h)       Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly, but in no event later than two (2) business days following such event, deliver to the Purchaser an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Purchaser shall have received such Officers’ Certificate, the Purchaser shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the Purchaser at its last address. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(i)       For purposes of this Section 1.3, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Corporation so long as the Corporation does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

1.4.       [Reserved].

1.5.       [Reserved].

1.6.       Shares to Be Fully Paid. The Corporation shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, which are not reserved for other purposes, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion.

1.7.       Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a)       In the event of:

(ii)       any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(iii)       any consolidation, merger, combination, binding share exchange or similar transaction involving the Corporation,

(iv)       any sale, assignment, conveyance, transfer, lease or other disposition to another Person of all or substantially all of the Corporation’s properties and assets; or

(v)       a liquidation or dissolution of the Corporation,

in each case, in which holders of the outstanding Common Stock are entitled to receive cash, securities or other property for their shares of Common Stock (“Reference Property” and any such transaction, a “Share Exchange Event”), the Corporation or the successor or purchasing company, as the case may be, shall execute with the Purchaser an amendment to this Agreement providing that, at and after the effective time of such Share Exchange Event, the Purchaser of each $1,000 principal amount of Notes shall be entitled to convert its Notes into the kind and amount of Reference Property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive upon such Share Exchange Event.

If the Share Exchange Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the Reference Property into which the Notes will be convertible shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election, or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock. The Corporation shall notify the Purchaser of such weighted average as soon as practicable after such determination is made.

Such amendment described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in Section 1. If, in the case of any Share Exchange Event, the Reference Property includes shares of stock, securities or other property or assets of a Person other than the successor or purchasing corporation, as the case may be, in such Share Exchange Event, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Purchaser of the Notes, as the Board of Directors shall reasonably consider necessary by reason of the foregoing. Following any Share Exchange Event, all references herein to the Common Stock shall be deemed to refer to the relevant Reference Property, subject to the provisions of such amendment.

(b)       When the Corporation executes an amendment to the Agreement pursuant to subsection (a) of this Section 1.7, the Corporation shall promptly deliver to the Purchaser an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise the Reference Property after any such Share Exchange Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Holders, and issue a press release containing such information (and make such press release available on its website). The Corporation shall cause notice of the execution of such Amendment to be mailed to the Purchaser, at its address appearing on the Note Register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such amendment.

(c)       The Corporation shall not become a party to any Share Exchange Event unless its terms are consistent with this Section 1.7. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into shares of Common Stock as set forth in Section 1.1 and Section 1.2 prior to the effective date of such Share Exchange Event.

(d)       The above provisions of this Section 1.7 shall similarly apply to successive Share Exchange Events.

1.8.       Certain Covenants.

(a)       The Corporation covenants that all shares of Common Stock issued upon conversion of Notes will be fully paid and non-assessable by the Corporation and free from all taxes, liens and charges with respect to the issue thereof.

(b)       The Corporation covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion, the Corporation will, to the extent then permitted by the rules and interpretations of the SEC, secure such registration or approval, as the case may be.

(c)       The Corporation further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Corporation will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes.

1.9.       Responsibility of Transfer Agent. Equiniti Trust Company, LLC (the “Transfer Agent”) shall not at any time be under any duty or responsibility to the Corporation or Purchaser to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. Without limiting the generality of the foregoing, the Transfer Agent shall not be under any responsibility to determine the correctness of any provisions contained in any amendment entered into pursuant to Section 1.7 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by the Purchaser upon the conversion of their Notes after any event referred to in such Section 1.7 or to any adjustment to be made with respect thereto, but may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Corporation shall be obligated to deliver to the Purchaser prior to the execution of any such amendment) with respect thereto.

1.10.       Stockholder Rights Plans. If the Corporation has a rights plan in effect upon conversion of the Notes (i.e., a poison pill), each share of Common Stock issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan so that the Purchaser would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of the Notes, the Conversion Rate shall be adjusted at the time of separation as if the Corporation distributed to all or substantially all holders of the Common Stock a Relevant Distribution as provided in Section 1.3(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

APPENDIX B

[Intentionally Omitted]

SCHEDULE 5.1B

[Intentionally Omitted]

SCHEDULE 5.1R

[Intentionally Omitted]